PROXY RESULTS (Unaudited)
During the six months ended June 30, 2008, Cohen & Steers
Total Return Realty Fund, Inc.
shareholders voted on the following proposals at the annual meeting held on April 17, 2008. The description of each proposal and number of shares voted are as follows:


	                  Shares Voted	    Authority
	                      For	    Withheld
To Elect Directors
Bonnie Cohen              8,540,934 	    282,524
Richard E. Kroon	  8,540,934 	    282,524
Williard H. Smith Jr.	  8,540,934 	    282,524